EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT :

02/17/04	Investors:	Mary Healy, 630-623-6429
	Media:	Anna Rozenich, 630-623-7316

McDONALD'S REPORTS RECORD $3.3 BILLION

CASH FLOW FOR 2003; RELEASES 2003 CASH FLOW STATEMENT

    OAK BROOK, IL – McDonald's Corporation today announced that it generated a record $3.3 billion of cash from operations in 2003. Increased sales at existing restaurants drove the record cash flow. Capital expenditures for 2003 were $1.3 billion, $700 million less than 2002. In 2003, $617 million was invested in new restaurants, $564 million was reinvested in existing restaurants, and $126 million was invested in technology and other expenditures. By segment, capital expenditures were $482 million in the U.S., $405 million in Europe, and $122 million in APMEA in 2003.

    Jim Cantalupo, Chairman and Chief Executive Officer, said, "The revitalization work we have done so far has paid off in increased sales and cash flow at existing restaurants and better restaurant experiences for our customers. The combination of increased cash generation and lower capital expenditures allowed us to strengthen our financial position and return cash to shareholders. We paid down about $900 million of debt in 2003, compared with incremental borrowings of about $150 million in 2002. In 2003, we also increased our annual dividend 70 percent to about $500 million and returned additional cash to shareholders by repurchasing about $400 million of common stock.

    "Our revitalization efforts in 2004 will build on the momentum created last year. We will continue to focus on the customer, improve the restaurant experience and exercise financial discipline. These steps should help us meet our goals for 2005 and beyond of annual Systemwide sales and revenue growth of 3 to 5%, operating income growth of 6 to 7% and return on incremental invested capital in the high teens."

    More than 30,000 local McDonald's restaurants serve approximately 47 million customers each day in more than 100 countries. Please visit our newly designed website at www.mcdonalds.com to learn more about the Company.

Definitions
  Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments.
  Return on incremental invested capital is the change in operating income plus depreciation divided by the change in gross assets, and excludes the impact of changes in foreign currency exchange rates.

Forward-Looking Statements

This release contains certain forward-looking statements that reflect management's expectations regarding future events and operating performance and speak only as of February 17, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual (10-K) and quarterly (10-Q) reports.

Consolidated statement of cash flows

IN MILLIONS	Years ended December 31,	2003	2002	2001

Operating activities
Net income		$1,471.4	$893.5	$1,636.6
Adjustments to reconcile to cash provided by operations
Cumulative effect of accounting changes		36.8	98.6
Depreciation and amortization		1,177.6	1,050.8	1,086.3
Deferred income taxes		181.4	(44.6)	(87.6)
Changes in working capital items
Accounts receivable		64.0	1.6	(104.7)
Inventories, prepaid expenses and other current assets		(30.2)	(38.1)	(62.9)
Accounts payable		(77.6)	(11.2)	10.2
Taxes and other accrued liabilities		(147.2)	448.0	270.4
Other *		622.0	491.5	(60.0)

Cash provided by operations		3,298.2	2,890.1	2,688.3

Investing activities
Property and equipment expenditures		(1,307.4)	(2,003.8)	(1,906.2)
Purchases of restaurant businesses		(375.8)	(548.4)	(331.6)
Sales of restaurant businesses and property		361.2	369.5	375.9
Other		(77.0)	(283.9)	(206.3)

Cash used for investing activities		(1,399.0)	(2,466.6)	(2,068.2)

Financing activities
Net short-term borrowings (repayments)		(533.5)	(606.8)	(248.0)
Long-term financing issuances		398.1	1,502.6	1,694.7
Long-term financing repayments		(756.2)	(750.3)	(919.4)
Treasury stock purchases		(391.0)	(670.2)	(1,068.1)
Common stock dividends		(503.5)	(297.4)	(287.7)
Other		49.3	310.9	204.8

Cash used for financing activities		(1,736.8)	(511.2)	(623.7)

Cash and equivalents increase (decrease)		162.4	(87.7)	(3.6)

Cash and equivalents at beginning of year		330.4	418.1	421.7

Cash and equivalents at end of year		$492.8	$330.4	$418.1

* Includes noncash portion of significant items recorded in all years. See the Company's Report on Form 8-K dated January 26, 2004 and Annual Report on Form  10-K for the year ended December 31, 2002 for further description of these items.

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